Exhibit 99.1

China Automotive Systems Reports 2018 First Quarter Results

WUHAN, China, May 10, 2018 /PRNewswire/ -- China Automotive Systems, Inc. (NASDAQ: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•	Net sales increased 12.3% to $134.0 million from $119.3 million in the first quarter of 2017
•	Net income attributable to parent company's common shareholders was $4.3 million, or diluted earnings per share of $0.14, compared to $5.7 million, or diluted earnings per share of $0.18 in the first quarter of 2017
•	Total cash and cash equivalents, pledged cash and short-term investments were $124.5 million

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Our sales continue to benefit from increased demand for our advanced products and exports. We are pleased to report that our sales to North America grew by 84.5% in the first quarter of 2018 compared with the same quarter last year. As we continue to invest in our electric power steering and other advanced steering technologies to position the Company for the future, our broad portfolio of steering products provides solutions to meet our customers’ needs across all automotive segments.”

Mr. Jie Li, chief financial officer of CAAS, commented, "We continue to focus on building our financial strength to support our growing sales volume.”

First Quarter of 2018

In the first quarter of 2018, net sales were $134.0 million compared to $119.3 million in the same quarter of 2017, reflecting a 12.3% year-over-year growth. The increase in net sales was mainly due to increased sales volume, especially for legacy products for the North American and heavy-duty vehicle markets, and the effect of foreign currency exchange. The Company adopted ASC Topic 606 “Revenue from Contracts with Customer” as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC Topic 605 “Revenue Recognition”. No significant impact to the consolidated financial statements as a result of the adoption.

Gross profit was $21.6 million in the first quarter of each 2018 and 2017. The gross margin was 16.1% in the first quarter of 2018 compared to 18.1% in the first quarter of 2017 due to changes in the product mix.

Gain on other sales was $1.5 million in the first quarter of 2018 compared to $0.8 million in the first quarter of 2017, reflecting higher scrap volume.

Selling expenses were $5.8 million in the first quarter of 2018, compared to $4.1 million in the first quarter of 2017. The increase was primarily due to higher logistics fees reflecting higher sales volume and increased marketing expenses. Selling expenses represented 4.3% of net sales in the first quarter of 2018 compared to 3.4% in the first quarter of 2017.

General and administrative expenses ("G&A expenses") were $4.4 million in the first quarter of 2018, compared to $4.4 million in the same quarter of 2017. G&A expenses represented 3.3% of net sales in the first quarter of 2018 and 3.7% in the first quarter of 2017.

Research and development expenses ("R&D expenses") were $8.3 million in the first quarter of 2018, compared to $6.8 million in the first quarter of 2017. R&D expenses represented 6.2% of net sales in the first quarter of 2018 compared to 5.7% in the first quarter of 2017. The increase in R&D expenses was due to increased investment in EPS product research and development such as brushless motor and Advanced Driver Assistance Systems (ADAS) related projects.

Income from operations was $4.6 million in the first quarter of 2018, compared to $7.2 million in the same quarter of 2017. The decrease was primarily due to lower gross margin and higher selling and research and development expenses.

Interest expense was $0.4 million in the first quarter of 2018 compared to $0.2 million, in the same quarter of 2017. The increase was due to new bank borrowings at higher interest rates.

Net financial expense was $0.8 million in the first quarter of 2018 compared to net financial income of $0.3 million in the first quarter of 2017. The increase of net financial expense was primarily due to an increase in foreign exchange rates related to higher export sales in the first quarter of 2018.

Income before income tax expenses and equity in earnings of affiliated companies was $4.0 million in the first quarter of 2018, compared to $7.1 million in the first quarter of 2017. The decrease in income before income tax expenses and equity in earnings of affiliated companies was mainly due to lower income from operations.

Net income attributable to parent company's common shareholders was $4.3 million in the first quarter of 2018, compared to $5.7 million in the first quarter of 2017. Diluted earnings per share were $0.14 per share in the first quarter of 2018, compared to $0.18 in the first quarter of 2017.

The weighted average number of diluted common shares outstanding was 31,644,004 in the first quarter of 2018, compared to 31,649,908 in the first quarter of 2017.

Balance Sheet

As of March 31, 2018, total cash and cash equivalents, pledged cash and short-term investments were $124.5 million, total accounts receivable including notes receivable were $304.7 million, accounts payable were $237.6 million and short-term bank and government loans were $63.2 million. Total parent company stockholders' equity was $316.5 million as of March 31, 2018, compared to $299.4 million as of December 31, 2017.

Business Outlook

Management has raised its revenue guidance for the full year 2018 to US$520 million. This target is based on the Company's current views on operating and market conditions, which are subject to change.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 29, 2018, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

+1-212-521-4050

Email: Kevin.Theiss@awakenlab.com

-Tables Follow -

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
Net product sales ($10,846 and $9,538 sold to related parties for the three months ended March 31, 2018 and 2017)	$134,018	$119,308
Cost of products sold ($8,249 and $7,363 purchased from related parties for the three months ended March 31, 2018 and 2017)	112,379	97,679
Gross profit	21,639	21,629
Gain on other sales	1,513	788
Less: Operating expenses
Selling expenses	5,827	4,068
General and administrative expenses	4,424	4,354
Research and development expenses	8,307	6,765
Total operating expenses	18,558	15,187
Income from operations	4,594	7,230
Other income/(expense)	621	(254)
Interest expense	(415)	(231)
Financial (expense)/income, net	(765)	332
Income before income tax expenses and equity in earnings of affiliated companies	4,035	7,077
Less: Income taxes	588	1,190
Equity in earnings of affiliated companies	585	51
Net income	4,032	5,938
Net (loss)/income attributable to non-controlling interests	(280)	224
Net income attributable to parent company’s common shareholders	$4,312	$5,714
Comprehensive income:
Net income	$4,032	$5,938
Other comprehensive income:
Foreign currency translation gain, net of tax	13,242	1,629
Comprehensive income	17,274	7,567
Comprehensive income attributable to non-controlling interests	236	278
Comprehensive income attributable to parent company	$17,038	$7,289

Net income attributable to parent company’s common shareholders per share

Basic –	$0.14	$0.18

Diluted-	$0.14	$0.18
Weighted average number of common shares outstanding
Basic	31,644,004	31,644,004
Diluted	31,644,004	31,649,908

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$78,729	$64,558
Pledged cash	32,697	31,535
Short-term investments	13,040	29,587
Accounts and notes receivable, net - unrelated parties	282,072	274,989
Accounts and notes receivable, net - related parties	22,661	19,086
Advance payments and others - unrelated parties	12,208	12,790
Advance payments and others - related parties	1,068	20,841
Inventories	87,370	79,217
Total current assets	529,845	532,603
Non-current assets:
Property, plant and equipment, net	132,899	126,033
Intangible assets, net	632	661
Other receivables, net - unrelated parties	1,624	2,188
Advance payment for property, plant and equipment - unrelated parties	8,406	9,657
Advance payment for property, plant and equipment - related parties	9,244	5,264
Long-term investments	29,268	27,596
Deferred tax assets	13,800	13,367
Total assets	$725,718	$717,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$63,176	$72,711
Accounts and notes payable - unrelated parties	230,036	233,048
Accounts and notes payable - related parties	7,544	7,168
Customer deposits	1,398	1,128
Accrued payroll and related costs	7,841	8,577
Accrued expenses and other payables	38,952	40,127
Accrued pension costs	4,786	4,051
Taxes payable	9,902	5,927
Amounts due to shareholders/directors	364	343
Advances payable (current portion)	398	383
Total current liabilities	364,397	373,463
Long-term liabilities:
Long-term government loan	318	306
Advances payable	373	359
Long-term taxes payable	32,719	32,719
Deferred tax liabilities	4,508	4,393
Total liabilities	$402,315	$411,240

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of March 31, 2018 and December 31, 2017, respectively	$3	$3
Additional paid-in capital	64,406	64,406
Retained earnings-
Appropriated	10,707	10,707
Unappropriated	213,771	209,459
Accumulated other comprehensive income	30,506	17,780
Treasury stock –694,298 and 694,298 shares as of March 31, 2018 and December 31, 2017, respectively	(2,907)	(2,907)
Total parent company stockholders' equity	316,486	299,448
Non-controlling interests	6,917	6,681
Total stockholders' equity	323,403	306,129
Total liabilities and stockholders' equity	$725,718	$717,369

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$4,032	$5,938
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	4,342	4,189
Accrual/(reversal) of provision for doubtful accounts	275	(19)
Inventory write downs	1,543	813
Deferred income taxes	33	(63)
Equity in earnings of affiliated companies	(585)	(51)
Gain on fixed assets disposals	12	17
Changes in operating assets and liabilities
(Increase)/decrease in:
Pledged cash	72	(2,618)
Accounts and notes receivable	559	2,480
Advance payments and others	(128)	52
Inventories	(6,592)	(1,444)
Increase/(decrease) in:
Accounts and notes payable	(11,950)	(1,592)
Customer deposits	246	123
Accrued payroll and related costs	(1,064)	(431)
Accrued expenses and other payables	(4,031)	(1,467)
Accrued pension costs	576	(247)
Taxes payable	5,230	(3,318)
Net cash (used in)/provided by operating activities	(7,430)	2,362
Cash flows from investing activities:
Increase in other receivables	647	20
Cash received from property, plant and equipment sales	26	26
Payments to acquire property, plant and equipment (including $5,224 and $493 paid to related parties for the three months ended March 31, 2018 and 2017, respectively)	(8,192)	(3,245)
Purchase of short-term investments	(1,414)	-
Proceeds from maturities of short-term investments	19,108	2,433
Loan to a related party	-	(29,044)
Cash received from repayment of the loan to a related party	20,430	-
Net cash provided by/(used in) investing activities	30,605	(29,810)
Cash flows from financing activities:
Proceeds from bank loans	19,672	27,754
Repayments of bank loans	(31,037)	(245)
Net cash (used in)/provided by financing activities	(11,365)	27,509
Effects of exchange rate on cash and cash equivalents	2,361	150
Net (decrease)/increase in cash and cash equivalents	14,171	211
Cash and cash equivalents at beginning of period	64,558	31,092
Cash and cash equivalents at end of period	$78,729	$31,303